UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K

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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported):   August 4, 2011.

SECUREALERT, INC.
(Exact name of registrant as specified in its charter)

Commission File No. 0-23153

Utah	87-0500306
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)

150 West Civic Center Drive, Suite 400, Sandy, Utah  84070
(Address of principal executive offices, Zip Code)

Registrant's telephone number, including area code: (801) 451-6141

Former name or former address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On August 4, 2011, with an effective date of July 1, 2011, SecureAlert, Inc., a Utah corporation (“Registrant”), entered into an agreement (the “Agreement”) with Borinquen Container Corp., a corporation organized under the laws of the Commonwealth of Puerto Rico (“Borinquen”) and Borinquen’s wholly-owned subsidiary, International Surveillance Services Corporation, also a Puerto Rico corporation (“ISS”).  At the time of the transaction, Borinquen was a significant shareholder of the Registrant, the beneficial owner of approximately 7.5 percent of the issued and outstanding shares or common share equivalents of the Registrant.  ISS was a distributor of the Registrant, operating under a distribution agreement granting ISS exclusive rights to market and sell the Registrant’s offender monitoring devices and services in South and Central America, the Caribbean, Spain and Portugal (the “Territory”).

Under the Agreement, the Registrant acquired from Borinquen all of the issued and outstanding capital stock of ISS, which will now operate as a wholly-owned subsidiary of Registrant.  In consideration for the transfer and sale of the shares of ISS, the Registrant paid the following consideration:

1.	62,000,000 restricted shares of Registrant’s common stock, $0.0001 par value per share, valued at the current market price of approximately $0.08 per share, or $4,960,000; and

2.
A royalty payable for 20 years pursuant to the terms of a Royalty Agreement of even date with the Agreement (the “Royalty Agreement”), in an amount equal to 20 percent of the net revenues (defined in the Royalty Agreement) from the sale or lease of the Registrant’s products and services within the Territory.  The royalty payments are due quarterly and the term of the Royalty Agreement expires June 30, 2031.

As a consequence of this transaction, the previous distribution agreement between the Registrant and ISS was terminated. That agreement had provided for payment of commissions to ISS equal to 50 percent of net revenues within the Territory, with the exception of net revenues from the Commonwealth of the Bahamas and Mexico, where the commission payable to ISS was to be 30 percent of net revenues.  The Agreement contained mutual releases, including releases granted by Borinquen of certain guarantees made by former officers and directors of the Registrant as security for the Registrant’s performance under earlier agreements with Borinquen.

Under the terms of the Royalty Agreement, if the Registrant does not make royalty payments to Borinquen as required by the Royalty Agreement, the prior royalty rates (50 percent and 30 percent) will apply and the distribution rights previously held by ISS will be reconveyed to Borinquen.

The Registrant has, at its sole option, a right (“Purchase Option”) to terminate this Royalty Agreement for either a payment of $15,000,000 in cash or in shares of common stock valued at $0.083 per share.  The Purchase Option may be exercised by the Registrant on or before December 31, 2011, unless otherwise agreed to and mutually modified between the parties.

As a result of the issuance of the Registrant’s shares to Borinquen under the Agreement, Borinquen’s beneficial ownership in the Registrant is now equal to approximately 17.8 percent of the issued and outstanding shares of Registrant.  Borinquen has filed a Schedule 13G with the Securities and Exchange Commission to disclose its ownership interest in Registrant (filed August 2, 2011).

Item 2.01 Completion of Acquisition or Disposition of Assets.

On August 4, 2011, the Registrant acquired all of the issued and outstanding shares of the capital stock of International Surveillance Services Corporation, a Puerto Rico corporation (“ISS”) pursuant to a written agreement (“Agreement”) between the Registrant and the sole stockholder of ISS, Borinquen Container Corporation, a Puerto Rico corporation (“Borinquen”).  The primary assets of ISS are distribution agreements entered into as the representative of the Registrant in countries within the territory consisting of Central and South America, the Caribbean, Spain and Portugal (the “Territory”), as well as certain operating assets consisting primarily of personal property, equipment, furniture and office supplies used in its business.  ISS will now operate as a wholly-owned subsidiary of the Registrant.  The consideration for the purchase of ISS was 62,000,000 shares of the Registrant’s authorized and previously unissued common stock. In addition, the Registrant entered into a Royalty Agreement with Borinquen pursuant to which the Registrant agreed to pay a royalty equal to 20 percent of net revenues within the Territory in quarterly payments through June 30, 2031.

At the time of the purchase of ISS from Borinquen, Borinquen was the beneficial owner of approximately 7.8 percent of the Registrant’s issued and outstanding shares.  As a result of the transaction, Borinquen is now the beneficial owner of approximately 17.8 percent of the Registrant’s issued and outstanding shares.

Item 9.01 Financial Statements and Exhibits.

(a)           Financial statements of businesses acquired.  Financial statements required to be filed under this Item 9.01(a) will be filed within 71 calendar days after the date that this initial report on Form 8-K is required to be filed.

(b)           Pro forma financial information.  The pro forma financial information that would be required pursuant to Rule 8-05 of Regulation S-X in connection with the Registrant’s acquisition reported under this initial report on Form 8-K will be filed within 71 calendar days after the date that this initial report is required to be filed.

(c)           Exhibits.  The following documents are filed as exhibits to this report on Form 8-K:

10.1	Agreement, dated August 4, 2011, effective July 1, 2011, by and among Registrant, International Surveillance Services Corporation, and Borinquen Container Corp.

10.2	Royalty Agreement, effective July 1, 2011, by and between Registrant and Borinquen Container Corp.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SecureAlert, Inc.

By:	/s/ John L. Hastings, III___
John L. Hastings, III, Chief Executive Officer

Date:  August 10, 2011